Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

New Iceland Arctic Acquisition Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	Units, each consisting of one Class A ordinary share, one-half of one redeemable warrant, and one right to receive one-fifth (1/5) of a Class A ordinary share	(1)	457(a)	14,375,000	$10.00	$143,750,000.00		$19,851.88
Fees Previously Paid	Equity	Class A ordinary shares to be included as part of the units		457(a)	14,375,000	0.00	0.00		0.00
Fees Previously Paid	Equity	Redeemable warrants to acquire one Class A ordinary share included as part of the units		457(a)	7,187,500	0.00	0.00		0.00
Fees Previously Paid	Equity	Rights to receive one-fifth (1/5) of a Class A ordinary share included as part of the units		457(a)	14,375,000	0.00	0.00		0.00
Fees Previously Paid	Equity	Class A ordinary shares underlying redeemable warrants included as part of the Units		457(a)	7,187,500	11.50	82,656,250.00		11,414.83
Fees Previously Paid	Equity	Class A ordinary shares underlying rights included as part of the units		457(a)	2,875,000	$10.00	$28,750,000.00		$3,970.38

Total Offering Amounts:							$255,156,250.00		35,237.09
Total Fees Previously Paid:									35,237.09
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

Includes 1,875,000 units, each consisting of one Class A ordinary share, one-half of one redeemable warrant, and one right to receive one-fifth (1/5) of a Class A ordinary share, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

No fee pursuant to Rule 457(g) under the Securities Act.